Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 filed by TorreyPines Therapeutics, Inc. and related proxy statement/prospectus, of our report dated October 29, 2008, relating to the consolidated financial statements of Raptor Pharmaceuticals, Corp. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding uncertainty about Raptor Pharmaceuticals, Corp.’s ability to continue as a going concern), which appear in Raptor Pharmaceuticals Corp.’s Annual Report on Form 10-K for the year ended August 31, 2008. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/    Burr, Pilger & Mayer LLP

Burr, Pilger & Mayer LLP

San Francisco, California

August 18, 2009